                                  EXHIBIT 22

  Proxy Statement for the annual shareholders meeting to be held on April 11,
2000

                      NOTICE OF ANNUAL MEETING OF THE
                             SHAREHOLDERS OF
                     FIRST WEST VIRGINIA BANCORP, INC.


                                                  Wheeling, West Virginia
                                                           March 15, 2000


TO OUR SHAREHOLDERS:

     Please take notice that the Annual Meeting of Shareholders of First West Virginia Bancorp, Inc., a West Virginia corporation, will be held at the Warwood Office of Progressive Bank, N.A., 1701 Warwood Avenue, Wheeling, West Virginia, at 4:00 p.m., on April 11, 2000. Shareholders of record at the close of business on March 6, 2000 will be entitled to vote.

     While the Board of Directors sincerely hopes that all of you will attend the meeting, we nevertheless urge you to COMPLETE, DATE, SIGN AND RETURN THE PROXY FORM, ENCLOSED, AS SOON AS POSSIBLE. A self-addressed stamped envelope is provided for the purpose. You should return the proxy whether or not you plan to attend the meeting in person. If you do attend the meeting, you may withdraw the proxy and vote in person if you so desire.

     The purposes of the Annual Meeting are as follows:

     1.  To elect four directors;

     2. To transact such other business as may lawfully be brought before the meeting.

     By order of the Board of Directors.





                                Ronald L. Solomon
                                President

                   FIRST WEST VIRGINIA BANCORP, INC.
            1701 Warwood Avenue, Wheeling, West Virginia  26003


                           PROXY STATEMENT
        For Annual Meeting of Shareholders to be Held April 11,2000

     The proxy statement is furnished to the shareholders of First West Virginia Bancorp, Inc., (the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held April 11, 2000, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This proxy statement and the enclosed form of proxy are first being mailed to shareholders on or about March 15, 2000.

     Whether or not you expect to be personally present at the meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. Any person giving such proxy has the right to revoke it at any time before it is voted by giving notice to the Secretary of the Company. All shares represented by duly executed proxies in the accompanying form will be voted unless revoked prior to the voting thereof. A proxy may be revoked at any time before it is voted at the meeting by executing a later dated proxy, or by voting in person at the meeting, or by filing a written revocation with the judges of election. The presence, in person or by proxy, of a majority of the outstanding shares of common stock is required to constitute a quorum. Assuming the presence of a quorum, the election of directors described below will be by a majority vote. Any other business to come before the meeting shall be determined as provided in the Company's Articles of Incorporation.

     The close of business on March 6, 2000 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting of Shareholders. As of the record date, there were outstanding and entitled to be voted at such meeting 1,508,526 shares of common stock. The holders of the common stock will be entitled to one vote for each share of common stock held of record on the record date. In the election for directors votes may be cumulated as provided by law. Please see Voting, below.

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1999 accompanies this proxy statement.

     The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. In addition, solicitation of proxies may be made by telephone or other means by directors, officers or regular employees of the Company.



                          I.  Election of Directors

Nominees and Continuing Directors

     The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Four directors of the Company are to be elected to Class II, for terms expiring at the Annual Meeting in 2003 or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend.

                         THE BOARD OF DIRECTORS RECOMMENDS THAT
                   SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

                                                                             Shares of
                                                                             the Company's
                                                         Served as           Common Stock
Name, Age, Principal Occupation                          Director            Beneficially
or Position, Other Directorships (13)(14)                Since (1)           Owned (2)
--------------------------------------                   ----------          -------------



To be elected to Class II, for terms ending in 2003
--------------------------------------------------

Sylvan J. Dlesk, 61                                       1988                 123,483(3)
     President of Dlesk, Inc., President of Ohio
      Valley Carpeting, Inc. and President of Tri-State
      Floor Installations, Inc.,; Director of
      Progressive Bank, N.A.


Benjamin R. Honecker, 80                                  1973                  29,442(4)
     Attorney-at-Law, Partner, Honecker & Bippus;
      Director of Progressive Bank, N.A.


James C. Inman, Jr., 58                                   1993                 111,652(5)
     Retired Bank Executive; Director of
      Progressive Bank, N.A.


Thomas A. Noice, 77                                       1988                   7,483(6)
     Trustee-Treasurer, Belmont Community  Hospital,
      Bellaire, Ohio; Retired Bank Executive

                                                                             Shares of
                                                                             the Company's
                                                         Served as           Common Stock
Name, Age, Principal Occupation                          Director            Beneficially
or Position, Other Directorships (13)(14)                Since (1)           Owned (2)
----------------------------------------                 ----------          -------------



Class III Directors, to continue in office until 2001
-----------------------------------------------------

R. Clark Morton, 71                                       1965                 42,967(7)
     Attorney-at-Law, Partner, Herndon, Morton,
      Herndon & Yaeger; Chairman of the Board
      and Director of Progressive Bank, N.A.


William G. Petroplus, 52                                  1998                  6,298(8)
     Attorney-at-Law, Partner, Petroplus &
      Gaudino;  Director of Progressive Bank, N.A.


Ronald L. Solomon, 60                                     1978                 20,000(9)
     Vice Chairman, President and Chief Executive
      Officer of the Company; Vice Chairman of the
      Board and Chief Executive Officer
      and Director of Progressive Bank, N.A.;
      Vice Chairman of the Board and Director
      of Progressive Bank, N.A.-Buckhannon

Class I Directors, to continue in office until 2002
---------------------------------------------------

George F. Beneke, 86                                      1958                 89,967(10)
     President of the Beneke Corporation;
      Retired Attorney-at-Law; Emeritus Chairman
      of the Board and Director of the Company;
      Director of Progressive Bank, N.A.


Laura G. Inman, 58                                        1993                111,652(11)
     Chairman of the Board and Director
      of the Company; Senior Vice President
      and Director of Progressive Bank, N.A.


Karl W. Neumann, 79                                       1964                 45,882(12)
     Retired Insurance Executive; Director
      of Progressive Bank, N.A.


Notes  (1)    Includes service with the Company's predecessors.

       (2) Beneficial ownership of First West Virginia common stock is stated as of February 9, 2000. Under rules of the Securities and Exchange Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Shares owned separately by spouses are included in the column totals but are identified in the footnotes which follow. Each person reflected in the table has both sole voting power and sole investment power with respect to the shares included in the table, except as described in the footnotes.

       (3) Includes 1,782 shares owned by Rosalie J. Dlesk, his wife, and 119,029 shares owned jointly by Sylvan J. Dlesk and Rosalie J
            . Dlesk.

       (4) Excludes 4,927 shares owned jointly by Elizabeth R. Honecker, his daughter, and Janet L. Honecker, his wife, as to which shares Mr. Honecker disclaims beneficial ownership.

       (5)    Includes 94,824 shares owned by Laura G. Inman, his wife.

       (6) Includes 895 shares owned jointly by Judith A. Noice, wife of Thomas A. Noice, and Julia Vejvoda and 6,576 shares owned jointly by Thomas A. Noice and Judith A. Noice.

       (7) Includes 21,937 shares owned by Patricia H. Morton, his wife, and 10,832 shares owned jointly by R. Clark Morton and Patricia
              H. Morton.

       (8) Includes 793 shares owned jointly by William G. Petroplus and Sheree A. Petroplus; 396 shares owned by Sheree A. Petroplus, his wife; 396 shares owned by Kristen G. Petroplus, his daughter, for which William G. Petroplus acts as custodian; and 396 shares owned jointly by Alyssa R. Petroplus, his daughter, for which William G. Petroplus acts as custodian.

       (9)    Includes 20,000 shares owned jointly by Mr. Solomon and Patricia
              H. Solomon, his wife.

      (10) Includes 35,258 shares held by WesBanco Bank Wheeling, as trustee under the will of Sarah E. Beneke, deceased, and includes 13,373 shares owned by the Beneke Corporation, of which Mr. Beneke is a principal and 4,039 shares owned by Nada Beneke, his daughter.

      (11) Includes 16,828 shares owned by James C. Inman, Jr., her husband.

      (12)    Includes 19,947 shares owned by Elizabeth H. Neumann, his wife.

      (13) The subsidiaries of the Company are: Progressive Bank, N.A, Wheeling, WV and Progressive Bank, N.A. - Buckhannon, Buckhannon, WV.

      (14) Each of the nominees and continuing directors has had the same position or other executive positions with the same employer during the past five years.


Certain Business Relationships

     Mr. Petroplus is an attorney with Petroplus & Gaudino, attorneys-at-law, of Wheeling, WV, which firm serves as general counsel to the Company.


     Mr. Morton is an attorney with Herndon, Morton, Herndon & Yaeger, attorneys-at-law, of Wheeling, West Virginia, which firm serves as special counsel to the Company.

     Mr. Honecker is also an attorney-at-law and has provided legal services to the Company's subsidiary banks.



Board of Directors and Committees

     There were 12 regular meetings and four special meetings of the Board of Directors of the Company during 1999. All directors attended at least 75 percent of such meetings. Each director is compensated at the rate of $550.00 per regular meeting and, for 1999, was compensated at the rate of $175.00 for each special meeting. Committee members are paid $175.00 for attendance at each committee meeting. The standing committees of the Board are: Audit Committee, Personnel and Salary Committee, and Budget and Marketing Committee and Investment Committee. The Company does not have a nominating committee.

     The functions of the Audit Committee are to review the Company's annual audit report with management, independent auditors and internal auditor and to review the effectiveness of the Company's internal controls and related matters. The committee met four times during 1999. The members of the committee consist of non-salaried directors and presently include William G. Petroplus, chairman, S.J. Dlesk, Ben R. Honecker, James C. Inman Jr., and R. Clark Morton.

     The functions of the Personnel and Salary Committee are to review and recommend the salaries and annual bonuses of all executive officers; recommend the annual contribution to the employees' profit sharing plan; and monitor the senior management and succession plans. The Board of Directors reviews the committee recommendations for final action thereon. Company performance is considered in establishing the annual budget for salary increases and is the initial part of the review process. Company performance factors, including net income and return on equity, and individual performance are considered in setting annual bonuses. The committee met seven times during 1999. The members of the committee consist of non-salaried directors and presently include S.J. Dlesk, chairman, James C. Inman, Jr., R. Clark Morton, Karl W. Neumann, and William G. Petroplus.

     The functions of the Budget and Marketing Committee are to approve and review the annual subsidiary banks' budgets and to review the marketing efforts and strategies of the subsidiary banks. The committee met seven times during 1999. The members of the committee consist of directors and presently include Ben R. Honecker, chairman, George F. Beneke, S. J. Dlesk, Laura G. Inman, and Thomas A. Noice. With the exception of Laura G. Inman, all members of this committee are non-salaried.

     The functions of the Investment Committee are to approve and review the investment policies, activities and strategies of the subsidiary banks. The committee met one time during 1999. The members of the committee consist of directors and presently include R. Clark Morton, chairman, George F. Beneke, Laura G. Inman, Karl W. Neumann, and Thomas A. Noice. With the exception of Laura G. Inman, all members of this committee are non-salaried.

                               II.  Executive Compensation

     The following table shows all compensation awarded to, earned by or paid to the Company's President and Chief Executive Officer, Ronald L. Solomon and Executive Vice President, Charles K. Graham for all services rendered by them in all capacities to First West Virginia Bancorp, Inc. and its subsidiaries for 1999. No other executive officer of First West Virginia Bancorp, Inc. had total annual salary and bonus exceeding $100,000 for the year.


                                     SUMMARY COMPENSATION TABLE
                                     ---------------------------

                                          Annual Compensation


                                                                         Other            All
                                                                         Annual          Other
                                  Year       Salary        Bonus(4)   Compensation    Compensation
Name and Position


Ronald L. Solomon, age 60, Vice   1999     $106,596.00   $51,877.00   $3,510.21(1)    $16,153.57(3)
Chairman, President and Chief
Executive Officer of the          1998     $103,596.00   $75,749.00   $4,528.04(1)    $16,446.82(3)
Company; Vice Chairman of
Board of Directors & CEO of       1997     $102,996.00   $80,959.00   $6,812.40(1)    $14,675.13(3)
Progressive Bank, N.A.;
and Vice Chairman of
Progressive Bank, N.A.-
Buckhannon

Charles K. Graham, age 54         1999     $76,200.00     $41,801.00   $2,436.64(2)   $11,347.20(3)
Executive Vice President of the
Company; President of             1998     $73,704.00     $53,870.00   $3,898.04(2)   $11,500.01(3)
Progressive Bank, N.A.;Director
of Progressive                    1997     $72,492.00     $57,069.00   $4,815.00(2)   $10,121.28(3)
Bank, N.A.-Buckhannon

(1) This amount includes the value of Mr. Solomon's Board fees paid by a subsidiary bank and membership to the Wheeling Country Club and Fort Henry Club.

(2) This amount includes the value of Mr. Graham's Board fees paid by a subsidiary bank and membership to the Wheeling Country Club and Allegheny Club.

(3) This amount includes contributions made to Company's Profit Sharing Plan and 401-K Plan.

(4)    This amount includes deferred compensation.

Shareholder Performance Graph

     Set forth below is a line graph prepared by SNL Securities L.C. ("SNL"), which compares the percentage change in the cumulative total shareholder return on the Company's common stock against the cumulative total shareholder return on stocks included on the Standard & Poor's (S&P) 500 Index, the SNL Index for banks with assets under $250,000,000.00 and the SNL Index for banks with assets under $500,000,000.00 for the period March 8, 1995 through December 31, 1999. An initial investment of $100.00 ( Index value equals $100.00) and ongoing dividend reinvestment is assumed throughout.

                                                               Period Ending

--------------------------------------------------------------------------------------------------------

Index                                 3/8/95     12/31/95    12/31/96    12/31/97    12/31/98    12/31/99
--------------------------------------------------------------------------------------------------------

First West Virginia
  Bancorp, Inc.                       100.00      158.22      188.39      296.42      338.85      261.80

S&P 500                               100.00      130.10      159.85      213.19      274.05      331.72

SNL <500M Bank Asset-Size Index       100.00      130.01      167.34      285.26      260.47      241.10

SNL <250M Bank Asset-Size Index       100.00      134.52      169.95      277.33      263.62      231.49



Board Compensation Committee Report on Executive Compensation

     The Personnel and Salary Committee ( the "Committee") has the responsibility for recommending to the Board of Directors of the Company, and subject to final approval by the Board of Directors of the Company, the annual salary, raise and bonus determinations for the Executive Officers of the Company. The Committee endeavors to determine executive compensation in a manner designed to provide competitive compensation sufficient to retain and attract key executives, but based primarily on the overall performance of the Company.

     Company performance is considered in establishing the annual budget for any executive salary increase and is the initial part of the review process of the Committee. The determination of bonuses, as detailed below, is predicated on the Company's earnings in the previous year, the increase in corporate net worth and individual performance. The Committee also periodically evaluates terms and conditions of employment agreements offered to certain Executive Officers of the Company (See, Employment Contracts) to ensure that they continue to support the best interests of the Company's shareholders and are consistent with the goals and objectives of the Company.

     However, the Committee also is acutely aware that the purpose of our Executive Officers is to generate earnings for the shareholders of the Company. Therefore, the Committee's philosophy for its Executive Compensation Incentive Plan does not deviate from this avowed purpose. The plan consists of two basic steps. The first step is an earnings plateau which establishes the annual percentage return to the Company (based on corporate net worth) which was expected to be reached. The amount of return in excess of that expected percentage forms the basis for the bonus pool. The philosophy underlying this first earnings plateau is as follows.

     Earnings to the extent of the determined percentage of corporate net worth are intended to provide for the following purposes:

     (a)     Payment of income taxes thereon.
     (b)     Payment of regularly established quarterly dividends.
     (c) Provide for increases in subsequent executive salaries attributable to inflation.
     (d) Provide for an increase to the regularly established quarterly dividend for the next year in the same percentage as the percentage of salary raises granted executives to compensate for inflation.
     (e)     Provide for growth of corporate net worth.

     Earnings in excess of that percentage of corporate net worth are available for distributions for bonuses to Executive Officers excepting any extraordinary profits received from the sale of assets owned by the Company and its subsidiaries, with the exception of the subsidiaries' ordinary investment portfolio. The second basic step of the plan apportions earnings in excess of the first plateau. The Committee has divided those excess earnings into five incremental categories. Beginning with the first $400,000.00 of such excess and for each increment thereafter, the Committee has determined what percentage will be paid as executive bonuses. In addition to bonus payments, from each such increment comes a percentage for payment of income taxes thereon, and a payment for dividends to shareholders and to provide for growth of corporate net worth. After the first $400,000 increment has been exhausted, the second category consists of the next $300,000 of such excess earnings. After that has been exhausted, the third category consists of the next $200,000 of such excess earnings. After that has been exhausted, the fourth category consists of the next $100,000.00 of such excess earnings. Finally, after that has been exhausted, the fifth category consists of all excess earnings over $1,000,000.00.

     The underlying philosophy of the Committee's determinations is to provide a strong incentive for all executives to strive to increase the annual earnings of the Company for the benefit of the shareholders of the Company.

     The compensation of Ronald L. Solomon, Vice Chairman, President and Chief Executive Officer of the Company, Charles K. Graham, Executive Vice President of the Company, and Beverly A. Barker, Senior Vice President and Treasurer of the Company, as well as the other Executive Officers of the Company, is comprised of a base salary which is directly related to the responsibilities of their respective positions and a bonus which is related to the Company's performance. Mr. Solomon, Mr. Graham, and Mrs. Barker work together as a corporate team and, as such, bear the principal burden of corporate management decisions, with

Mr. Solomon, as Chief Executive Officer, bearing final responsibility. Therefore, these three Executive Officers have participated more heavily in the division of bonus awards. Their performance was reflected in the increase in corporate net worth for the year ended December 31, 1999, and was greatly appreciated by the Committee. All compensation recommendations of the Committee for the year ended December 31, 1999, were approved by the Board of Directors of the Company.

     With respect to the Executive Officers of the Company, the Committee believes their respective compensation levels to be commensurate with those of similarly positioned executives in similar corporations.

     Members of the Committee as of the year ending December 31, 1999, were S.J. Dlesk, chairman, James C. Inman, Jr., R. Clark Morton, Karl W. Neumann, and William G. Petroplus.


Employment Contracts

     On December 28, 1999, the Company entered into written employment agreements with Ronald L. Solomon, Vice Chairman, President and Chief Executive Officer of the Company, Charles K. Graham, Executive Vice President of the Company, and Beverly A. Barker, Senior Vice President and Treasurer of the Company, providing for their respective annual base salaries plus such discretionary bonuses as may be granted by the Company, plus eligibility to participate in any health insurance benefit, deferred compensation benefit, accident and disability benefit or other benefits offered to other employees of the Company during the respective terms of the agreements. Mr. Solomon's agreement was for a two year term while the agreements with Mr. Graham and Mrs. Barker were for three year terms, each beginning as of January 1, 2000. In the event that any of the agreements are terminated by the Company for any
reason other than a defined cause, the terminated employee would   receive a
severance benefit equal to the annual base salary they would have received had they continued to be employed by the Company throughout the term of the existing agreement, as well as participation in any health, accident and disability insurance programs which the Company may maintain for the benefit of its executive officers. These agreements may be terminated for certain defined causes by the Company without payment of additional minimum salary or other benefits.

     On February 8, 2000, at a regular meeting of the Board of Directors of the Company, Ronald L. Solomon announced his retirement as Vice Chairman, President and Chief Executive Officer of the Company and as Vice Chairman and Chief Executive Officer of Progressive Bank, N.A. and Vice Chairman of Progressive Bank, N.A.-Buckhannon, subsidiaries of the Company, effective March 31, 2000. Mr. Solomon will remain as a member of the Company's Board of Directors. The Board of Directors acknowledged Mr. Solomon's 21 years of service to the Company and its subsidiary banks and recognized his good success and leadership. In conformity with the existing succession plans of the Company, the Board of Directors also announced that Charles K. Graham, currently serving as Executive Vice-President of the Company, will assume the position of President and Chief Executive Officer of the Company effective April 1, 2000. The Board also announced that Beverly A. Barker, currently serving as Senior Vice-President and Treasurer of the Company, will assume the position of Executive Vice-President and Treasurer of the Company effective April 1, 2000.

Compensation Committee Interlocks and Insider Participation

     As indicated, the Personnel and Salary Committee has responsibility for annual raises and bonuses to the executive officers of the Company. The members of the committee consist of directors and presently include S.J. Dlesk, chairman, James C. Inman, Jr., R. Clark Morton, Karl W. Neumann, and
William G. Petroplus.   Mr. Inman was formerly an officer of Wellsburg Banking
and Trust Company, Wellsburg, West Virginia, which bank merged into Progressive Bank, N.A., a subsidiary of the Company. The Personnel and

Salary Committee reviews the Company's overall progress and projections to year end. All actions by the Personnel and Salary Committee are presented to the full Board of Directors for final approval.

     James C. Inman, Director of the Company and of Progressive Bank, N.A., is a member of the Personnel and Salary Committee. Mr. Inman is the spouse of Laura G. Inman, Chairman of the Board and Director of the Company, and also Senior Vice President and Director of Progressive Bank, N.A. However, Mrs. Inman has voluntarily withdrawn from participation in the Company's executive bonus program. No other family relationships exist between the Personnel and Salary Committee and the Company's executive officers, nor do any of the directors of the Company serve on personnel committees of any other corporation.



Executive Officers; Additional Compensation

     The subsidiary banks have paid bonuses in each of the preceding five years to their executive officers. Decisions as to the issuance of a bonus and the amount paid in each year are determined by the Company's Board of Directors. The aggregate amount of bonuses to the executive officers of the Company accrued for 1997 and paid in 1998 was $221,200.00; accrued for 1998 and paid in 1999 was $206,400.00 and accrued as of December 31, 1999 was $153,009.00. The 1999 accrual for bonuses will be paid in 2000.

     Other than bonuses paid to its executive officers, neither the Company nor its existing subsidiaries has any type or plan of additional compensation that may discriminate in scope, terms or operation in favor of the officers or directors of the Company.

     The Company does maintain a noncontributory profit-sharing plan for employees of its existing subsidiaries who are 21 years of age or older, have worked for the bank in excess of one year and are not parties to a collective bargaining agreement. This plan has received a favorable determination letter from the Internal Revenue Service. The Company makes contributions to the profit-sharing plan based upon a discretionary contribution ranging from zero percent to 15 percent of total compensation as fixed by appropriate action of the banks before the close of the year. This contribution is distributed according to a three-tiered integrated allocation formula. In the first tier, the allocation is made by taking each participant's compensation to total compensation percentage on a pro rata basis not to exceed the employer's integration percentage. This amount is then distributed to the employee's separate retirement accounts. In the second tier, any amount of the total contribution remaining undistributed by the first tier is then allocated and distributed by taking each participant's compensation in excess of $15,000 and multiplying that amount by the employer's integration percentage. Any amount of the total contribution remaining undistributed by the first and second tier is then allocated and distributed to the employee's retirement accounts on a pro rata basis based upon the percentage of each employee's compensation compared to total compensation. Employees are entitled to the balances in their separate retirement accounts at either normal retirement age, disability or death, but the amount of such benefits cannot accurately be predicted due to the discretionary nature of the contributions. Contributions during 1997 amounted to $127,600.00, of which $52,848.74 accrued to the benefit of the 7 persons who are executive officers of the Company. For 1998 the contribution was $143,100.00, of which $54,585.39 accrued to the benefit of the 7 persons. Contributions during 1999 amounted to $123,700.00, of which $50,401.84 accrued to the benefit of the 7 persons.

     In 1998 the Company amended its profit sharing plan to add a 401(k) feature. That feature qualifies as a tax-deferred savings plan under Section 401(k) of the Internal Revenue Code (The "401(k) Plan") for Company employees who are at least 21 years old and who have completed one year of service with the bank. Under the 401(k) Plan, eligible employees may contribute up to 15% of their gross salary to the 401(k) Plan or $10,000.00, whichever is less ($10,500.00 as of January 1, 2000). Each participating employee is fully vested in contributions made by such employee. The bank has elected to provide a matching contribution for participants which elect to make employee 401(k) contributions. The matching contribution is 50% of the participant's contribution up to 2% of the participant's covered compensation and 25% of the participant's contribution up to the next 2% of the participant's covered compensation. The Company's share of the contribution during 1999 was $20,693.00 of which $7,243.59 was for the benefit of the executive officers of the Company. For 1998, the Company's share of the contribution was $15,119.00 of which $4,218.30 was to the benefit of the executive officers.

     The Company also has a non-qualified deferred compensation plan for its executive officers. Under the plan, each executive officer may elect to defer up to 50 percent of their bonus. The executive officers are generally entitled to the balances in their separate deferred compensation accounts at either normal retirement age, disability or death, or other termination of employment. The amount of such benefits cannot be accurately predicted due to the discretionary nature of the underlying bonus and the deferral percentage.


    III.  Security Ownership of Management and Certain  Beneficial Owners
                        Security Ownership of Management

     The following table sets forth, as of February 9, 2000, the name and address of each director and nominee who owns of record to be the beneficial owner of more than 5 percent of the Company's 1,508,526 issued and outstanding shares of stock, the number of shares beneficially owned, the percentage of stock so owned, and the percent of stock beneficially owned by all directors and executive officers of the Company as a group. The "beneficial ownership" of a security by an individual is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise noted, sole voting power and sole investment power with respect to the shares shown in the table below are held either by each individual listed or by such individual together with their spouse.


Name &                         Shares of Stock                  Percent
Address                       Beneficially Owned                of Total
-------                       ------------------                --------

George F. Beneke                  89,967(1)                       5.96%
 Oglebay View Acres
 Wheeling, WV 26003

Sylvan J. Dlesk                  123,483(2)                       8.19%
 Highland Park
 Wheeling, WV 26003

James C. Inman, Jr.              111,652(3)                       7.40%
 R.D. 1
 Wellsburg, WV 26070

Laura G. Inman                   111,652(4)                       7.40%
 R.D. 1
 Wellsburg, WV 26070

Officers and Directors           492,821                         32.67%
as a Group (15 persons)

Notes    (1) Includes 35,258 shares held by WesBanco Bank Wheeling, as trustee under the will of Sarah E. Beneke, deceased, and includes 13,373 shares owned by the Beneke Corporation, of which Mr. Beneke is a principal and 4,039 shares owned by Nada Beneke, his daughter.

         (2) Includes 1,782 shares owned by Rosalie J. Dlesk, his wife, and 119,029 shares owned jointly by Sylvan J. Dlesk and Rosalie J. Dlesk.

         (3) Includes 94,824 shares owned by Laura G. Inman, his wife.

         (4) Includes 16,828 shares owned by James C. Inman, Jr., her husband.



     Other than those individuals listed above, as of February 9, 2000, no person was known by the Company to be the beneficial owner of more than 5 percent of the Company's stock.


        Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and beneficial owners of more than 10 percent of the common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. Based on a review of the copies of
Section 16(a) forms received by the Company, and on written representations from reporting persons concerning the necessity of filing a Form 5 - Annual Statement of Changes in Beneficial Ownership, the Company believes that, during 1999, all filing requirements applicable to reporting persons were met.


                   V.  Transactions with Management and Others

     Management personnel of the Company and its subsidiary banks have had and expect to continue to have banking transactions with the banks in the ordinary course of business. Extensions of credit to such persons are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Management believes that these transactions do not involve more than a normal risk of collectibility or present other unfavorable features.

     None of the directors, executive officers, beneficial owners or immediate family members have an interest or are involved in any transactions with the Company or its banks in which the amount involved exceeds $60,000.00, or was not subject to the usual terms and conditions, or was not determined by competitive bids. Similarly, no director, executive officer or beneficial owner has an equity interest in excess of 10 percent in a business or professional entity that has made payments to or received payments from the Company or its banks in 1997, 1998 or 1999 which exceed 5 percent of either party's gross revenue for those periods, respectively.

                                VI.  Voting

     The affirmative vote of the holders of a majority of the shares entitled to vote which are present in person or represented by proxy at the 2000 Annual Meeting is required to elect directors and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees or against such other matters. If a broker indicates on a proxy that the broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     In the election for directors every shareholder entitled to vote shall have the right to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected and for whose election he or she has a right to vote, or to cumulate his or her votes by giving one candidate as many votes as the number of such directors multiplied by the number of his or her shares shall equal, or by distributing such votes on the same principal among any number of such candidates. Such rights may be exercised by a clear indication of the shareholder's intent on the form of proxy. Under applicable law, there are no dissenter's rights of appraisal as to the election of directors.

                           VII.  Independent Auditors

     S.R. Snodgrass, A.C. were the auditors for the year ended December 31, 1999, and the Audit Committee has selected them as auditors for the year ending December 31, 2000. Shareholder ratification of this selection is not required. A representative of S.R. Snodgrass, A.C. will be present at the meeting with the opportunity to make a statement and/or to respond to appropriate questions from shareholders.


                           VIII.  Shareholder Proposals

     Proposals of shareholders intended to be presented at the 2000 Annual Meeting scheduled to be held on April 10, 2001 must be received by the Company by November 17, 2000 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

     In order for a shareholder to nominate a candidate for director, under the Company's Bylaws nominations must be made in writing and shall be delivered or mailed to the president of the Company or to the chairman of the Board not less than 14 days nor more than 40 days prior to any meeting of shareholders called for the election of directors, provided, however, that if less than 21 days' notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the president of the Company or the chairman of the Board not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of the Company that will be voted by him or her for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of stock of the Company owned by the notifying shareholder. Nominations not made in accordance with such procedure may, in the discretion of the presiding officer, be disregarded, and upon the presiding officer's instructions, the vote teller shall disregard all votes cast for each such nominee.

     In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company's proxy statement.

     In each case the notice must be given to the Secretary of the Company, whose address is 1701 Warwood Avenue, Wheeling, West Virginia 26003. Any shareholder desiring a copy of the Company's Bylaws will be furnished one without charge upon written request to the Secretary.


                            IX.  Legal Proceedings

     The Company is unaware of any litigation other than ordinary routine litigation incident to the business of the Company, to which it or any of its subsidiaries is a party or of which any of their property is the subject.

                             X.  Other Matters

     The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

PLEASE MARK VOTES                           REVOCABLE PROXY
AS IN THIS EXAMPLE                   First West Virginia Bancorp, Inc.
  ANNUAL MEETING OF SHAREHOLDERS          1.  ELECTION OF DIRECTORS:
            APRIL 11, 2000
                                                   With-   For All
                                              For   hold    Except


                                                 Sylvan J. Dlesk
   The undersigned does hereby appoint           Benjamin R. Honecker
GEORGE F. BENEKE, KARL W. NEUMANN and            James C. Inman, Jr.
R. CLARK MORTON or any of them, the true         Thomas A. Noice
and lawful attorneys in fact, agents and
proxies of the undersigned to represent the
undersigned at the Annual Meeting of the
Shareholders of FIRST WEST VIRGINIA BANCORP,
INC., to be held on April 11, 2000, commencing
at 4:00 p.m., at the Warwood Office of the        INSTRUCTION: To withhold
Company at 1701 Warwood Avenue, Wheeling, West    authority to vote for any
Virginia, and at any and all adjournments of      individual nominee, mark "For
said meeting, and to vote all the shares of       All Except" and write that
Common Stock of the Company standing on the       nominee's name in the space
books of the Company in the name of the           provided below.
undersigned as specified and in their discretion
on such other business as may properly come
before the meeting.
                                                  ------------------------------



                                           The undersigned hereby
                                         acknowledges receipt of Notice of
                                         said Annual Meeting and accompanying
                                         Proxy Statement each dated
                                         March 15, 2000.

                                           This Proxy will be voted as
                                         specified, if no specification is
                                         made, this Proxy will be "FOR" the
                                         nominees named.


                                        THIS PROXY IS SOLICITED ON BEHALF OF THE
                                                      BOARD OF DIRECTORS

  Please be sure to sign and date       Date
     this Proxy in the box below.            ------------------


       -------------------------------------------------------------
         Shareholder sign above      Co-holder (if any) sign above

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

      Detach above card, sign, date and mail in postage paid envelope provided.

                         First West Virginia Bancorp, Inc.

                             YOUR VOTE IS IMPORTANT TO US
                                   PLEASE ACT PROMPTLY
                      SIGN, DATE & MAIL YOUR PROXY CARD TODAY